CUSIP No. 440694305
EXHIBIT A
JOINT REPORTING AGREEMENT
This will confirm the agreement by and among the undersigned that the Schedule 13G filed on or about this date with respect to the beneficial ownership of the undersigned of shares of Horsehead Holding Corp. is being filed on behalf of each of the parties named below.
Dated: December 15, 2008
THE PABRAI INVESTMENT FUND II, L.P.

By:	Dalal Street, LLC, Its General Partner

By:	/s/ MOHNISH PABRAI Mohnish Pabrai, Chief Executive Officer

PABRAI INVESTMENT FUND 3, LTD.

By:	/s/ MOHNISH PABRAI Mohnish Pabrai, President

THE PABRAI INVESTMENT FUND IV, L.P.

By:	Dalal Street, LLC, Its General Partner

By:	/s/ MOHNISH PABRAI Mohnish Pabrai, Chief Executive Officer

DALAL STREET, LLC

By:	/s/ MOHNISH PABRAI Mohnish Pabrai, Chief Executive Officer

/s/ HARINA KAPOOR Harina Kapoor

/s/ MOHNISH PABRAI Mohnish Pabrai